Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-369-5200

Heritage Oaks Bancorp to Participate in U.S. Treasury’s Capital Purchase Program;
Receives Preliminary Approval for Investment of $21 Million

Paso Robles, CA – January 7, 2009 — Heritage Oaks Bancorp (NASDAQ: HEOP), parent company of Heritage Oaks Bank, today announced that it received preliminary approval to participate in the U.S. Department of the Treasury’s voluntary Capital Purchase Program.

Heritage Oaks’ received notice today, January 7, 2009 that the Treasury intends to invest approximately $21 million in senior preferred stock of Heritage Oaks Bancorp and related warrants subject to the standard terms and conditions of the program.  The preferred stock will carry a 5% coupon for five years, and 9% thereafter.  In addition, the Treasury Department will receive a warrant to purchase shares of Heritage Oaks common stock in an aggregate amount of approximately $3 million at an exercise price equal to the average closing price for our common stock over the 20-trading day period ending the day before our preliminary approval.  The warrants will expire in 10 years.  Receipt of the funding is subject to execution of definitive agreements and satisfaction of closing conditions.

The Treasury has announced plans to purchase up to $250 billion of senior preferred shares on a voluntary basis issued by healthy U.S. financial institutions, as part of its efforts to provide a firmer capital foundation for banks and to increase credit availability to businesses and consumers.  A summary of the Capital Purchase Program can be found on the Treasury’s web site at www.ustreas.gov/initiatives/eesa.

“Participation in the Capital Purchase Program affirms Heritage Oaks’ position as a strong and healthy financial institution,” stated Lawrence P. Ward, President and CEO.  “While this new equity will help us to preserve capital, it also affords us opportunities for future growth as solid lending opportunities become available.”

At September 30, 2008, Heritage Oaks had over $69.6 million in Tier 1 capital and $78.6 million in Total Risk- Based capital and remains “well capitalized” by regulatory standards with a Risk Adjusted capital ratio of 10.92% and a Tier 1 capital ratio of 9.67%.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara.  Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, the ongoing financial crisis in the United States, and the response of the federal and state government and our regulators thereto, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings.  If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

NOTE:  Transmitted on GlobeNewswire on January 7, 2009 at 6:26 p.m. PST.